EXHIBIT 99.1
RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES 2022 SECOND QUARTER FINANCIAL RESULTS
RICHMOND, INDIANA (July 21, 2022) – Richmond Mutual Bancorporation, Inc., a Maryland corporation (the “Company”) (NASDAQ: RMBI), parent company of First Bank Richmond (the “Bank”), today announced net income of $3.5 million, or $0.31 diluted earnings per share, for the second quarter of 2022, compared to net income of $3.0 million, or $0.26 diluted earnings per share, for the first quarter of 2022, and net income of $2.8 million, or $0.24 diluted earnings per share, for the second quarter of 2021. Diluted earnings per share increased 19.2% and 29.2% for the second quarter of 2022 as compared to the first quarter of 2022 and the second quarter of 2021, respectively.
President’s Comments

Garry Kleer, Chairman, President and Chief Executive Officer, commented, “In the second quarter of 2022 we continued to increase profitability, grow our loan and lease and deposit portfolios and return excess capital to shareholders through dividends and share repurchases. We were able to increase our net interest margin to 3.45% in the second quarter, which helped us maintain our record of consistent growth and profitability increases since becoming a public company.”

Second Quarter Performance Highlights:
•Assets totaled $1.3 billion at June 30, 2022, March 31, 2022 and December 31, 2021.
•Loans and leases, net of allowance, totaled $891.9 million at June 30, 2022, compared to $850.0 million at March 31, 2022, and $832.8 million at December 31, 2021.
•Nonperforming loans and leases totaled $8.1 million, or 0.89% of total loans and leases, at June 30, 2022, compared to $8.0 million, or 0.92% at March 31, 2022, and $8.0 million, or 0.95% at December 31, 2021.
•The allowance for loan and lease losses totaled $12.4 million, or 1.37% of total loans and leases outstanding, at June 30, 2022, compared to $12.3 million, or 1.43% of total loans and leases outstanding, at March 31, 2022 and $12.1 million, or 1.43% of total loans and leases outstanding, at December 31, 2021.
•The provision for loan and lease losses totaled $200,000 in the quarters ended June 30 and March 31, 2022, and totaled $530,000 in the second quarter of 2021.
•Deposits totaled $948.3 million at June 30, 2022, compared to $909.5 million at March 31, 2022 and $900.2 million at December 31, 2021. At June 30, 2022, noninterest bearing deposits totaled $119.8 million or 12.6% of total deposits, compared to $113.7 million or 12.5% of total deposits at March 31, 2022, and $114.3 million or 12.7% of total deposits at December 31, 2021.
•Stockholders’ equity totaled $138.9 million at June 30, 2022, compared to $157.3 million at March 31, 2022, and $180.5 million at December 31, 2021. The Company’s equity to assets ratio was 10.93% at June 30, 2022.
•Net interest income increased $495,000 or 4.9% to $10.5 million for the three months ended June 30, 2022, compared to net interest income of $10.1 million for the prior quarter, and increased $1.4 million or 14.8% from $9.2 million for the comparable quarter in 2021.
•Annualized net interest margin was 3.45% for the current quarter, compared to 3.26% in the preceding quarter and 3.27% the second quarter a year ago.
•The Company repurchased 461,891 shares of common stock at an average price of $16.18 per share during the quarter ended June 30, 2022.
•The Bank’s Tier 1 capital to total assets was 12.74% and the Bank’s capital was well in excess of all regulatory requirements at June 30, 2022.
Income Statement Summary
Net interest income before the provision for loan and lease losses increased $495,000, or 4.9%, to $10.5 million in the second quarter of 2022, compared to $10.1 million in the first quarter of 2022, and increased $1.4 million, or 14.8%, from $9.2 million in the second quarter of 2021. The increase from the first quarter of 2022 was due to a 20 basis point increase in the average interest rate spread, partially offset by a $27.6 million decrease in average net earning assets during the second quarter of 2022.

The increase from the comparable quarter in 2021 was due to a 26 basis point increase in the average interest rate spread during the second quarter of 2022, partially offset by a decrease in net average earning assets of $47.1 million during the second quarter of 2022 versus the comparable quarter of 2021.
Interest income increased $506,000, or 4.2%, to $12.4 million during the quarter ended June 30, 2022, compared to the quarter ended March 31, 2022 and increased $1.3 million, or 12.0%, compared to the quarter ended June 30, 2021. Interest income on loans and leases increased $416,000, or 4.1%, to $10.7 million for the quarter ended June 30, 2022 compared to $10.3 million in the first quarter of 2022, due to a $25.9 million increase in the average balance of loans and leases, and an increase in the average yield earned on loans and leases of five basis points to 4.88%. Interest income on loans and leases increased $826,000, or 8.4%, in the second quarter of 2022 compared to the second quarter of 2021, due to an increase in the average balance of loans and leases of $97.4 million, partially offset by a decrease in the average loan and lease yield of 19 basis points.

Interest income on investment securities, excluding FHLB stock, increased $70,000, or 4.4%, to $1.7 million during the quarter ended June 30, 2022, compared to the quarter ended March 31, 2021, and increased $471,000, or 39.7%, from the comparable quarter in 2021. The increase in interest income on investment securities, excluding FHLB stock, in the second quarter of 2022 from the first quarter of 2022 was due to a 25 basis point increase in the average yield earned on investment securities offset by a $30.2 million decrease in average balances. The increase in interest on investment securities, excluding FHLB stock, in the second quarter of 2022 from the second quarter of 2021 was due to a $9.8 million increase in the average balance and a 54 basis point increase in the average yield earned on investment securities.

Interest expense remained relatively flat at $1.9 million for the quarter ended June 30, 2022 compared to the quarter ended March 31, 2022 and the quarter ended June 30, 2021. Interest expense on deposits increased $26,000, or 2.1%, to $1.3 million for the quarter ended June 30, 2022, compared to the previous quarter and increased $53,000, or 4.4%, from the comparable quarter in 2021. The increase from the previous quarter was primarily due to an increase in average interest-bearing deposit balances of $33.0 million. The increase from the comparable quarter in 2021 was due to an increase of $150.2 million in average interest-bearing deposit balances, partially offset by a decrease of ten basis points in the average rate paid on interest-bearing deposits. The average rate paid on interest-bearing deposits was 0.62% for the quarter ended June 30, 2022, compared to 0.63% and 0.72% for the quarters ended March 31, 2022 and June 30, 2021, respectively. Interest expense on FHLB borrowings decreased $15,000, or 2.4%, to $624,000 for the second quarter of 2022 compared to the previous quarter and decreased $76,000, or 10.9%, from the comparable quarter in 2021. The average balance of FHLB borrowings totaled $170.3 million during the quarter ended June 30, 2022, compared to $183.5 million and $173.1 million for the quarters ended March 31, 2022 and June 30, 2021, respectively. The average rate paid on FHLB borrowings was 1.47% for the quarter ended June 30, 2022, 1.40% for March 31, 2022, and 1.62% for the second quarter of 2021.

Annualized net interest margin increased to 3.45% for the second quarter of 2022, compared to 3.26% for the first quarter of 2022 and 3.27% for the second quarter of 2021. The increase in the net interest margin for the second quarter of 2022 compared to the first quarter of 2022 and the comparable quarter in 2021 was primarily due to the yield on interest-earnings assets increasing faster than the rate paid on interest-bearing liabilities.

The provision for loan and lease losses totaled $200,000 for the three months ended June 30, 2022, compared to $200,000 during the quarter ended March 31, 2022 and $530,000 for the quarter ended June 30, 2021. Net charge-offs during the second quarter of 2022 were $136,000, compared to net recoveries of $9,000 during the first quarter of 2022 and net charge-offs of $58,000 in the second quarter of 2021. While we believe the steps we have taken and continue to take are necessary to effectively manage our portfolio and assist our clients through the ongoing uncertainty surrounding the duration and impact of the COVID-19 pandemic, uncertainties relating to our allowance for loan losses are heightened as a result of any possible continuing effects of the COVID-19 pandemic and the recent dramatic rise in inflation and interest rates.

Total noninterest income increased $61,000, or 5.5%, to $1.2 million for the quarter ended June 30, 2022 compared to the quarter ended March 31, 2022, and decreased $464,000, or 28.3%, from the comparable quarter in 2021. The increase in noninterest income in the second quarter of 2022 from the first quarter of 2022 occurred despite a decrease in gains on loan and lease sales. Gain on sale of loans and leases decreased $21,000, or 8.7%, to $222,000 in the second quarter of 2022 compared to the first quarter of 2022 and was offset by an increase in loan and lease servicing fees. Loan and lease servicing fees increased $150,000 in the second quarter of 2022 compared to the first quarter of 2022 as a recovery of $76,000 to mortgage servicing rights was recorded in the second quarter of 2022 compared to an impairment charge of $111,000 in the first quarter of 2022. In addition, card fee income increased $24,000, or 8.7%, to $302,000 in the second quarter of 2022 from the first quarter of 2022 and service fees on deposit accounts increased $14,000, or 5.9%, to $248,000 for the quarter ended June 30, 2022, compared to $235,000 for the first quarter of 2022. The increase in card fee income was due to higher card activity in the second quarter of 2022 and the increase in service fees on deposit accounts was primarily attributable to increased overdraft fees during the second quarter of 2022 compared to the prior quarter. Other income decreased $106,000 in the second quarter of 2022 compared to the first quarter of 2022 primarily due to fees associated with several letters of credit and the sale of a repossessed asset in the first quarter of 2022.

The decrease in noninterest income in the second quarter of 2022 from the comparable quarter of 2021 was due to a $348,000, or 61.1%, decrease in gain on sale of loans as mortgage banking activity declined primarily due to lower refinancing activity and a lower supply of houses for sale in the Bank’s market area. Loan and lease servicing fees decreased $71,000 in the second quarter of 2022 compared to the same quarter in 2021 as a recovery of $76,000 to mortgage servicing rights was recorded in the second quarter of 2022 compared to a recovery of $178,000 in the second quarter of 2021. Partially offsetting these decreases were increases in card fee income and service fees on deposit accounts. Card fee income increased $27,000, or 9.9%, in the second quarter of 2022 due to higher card usage. Service fees on deposit accounts increased $50,000, or 25.0%, in the second quarter of 2022 from the comparable quarter in 2021 due to increased overdraft fees, many of which were waived in the second quarter of 2021.

Total noninterest expense decreased $176,000, or 2.4%, to $7.2 million for the three months ended June 30, 2022, compared to the first quarter of 2022, and increased $278,000, or 4.0% compared to the same period in 2021. Salaries and employee benefits increased $64,000, or 1.4%, to $4.5 million for the quarter ended June 30, 2022, compared to the first quarter of 2022, and increased $201,000 compared to the quarter ended June 30, 2021. The increase in salaries and benefits in the second quarter of 2022 from the first quarter of 2022 and the quarter ended June 30, 2021 was primarily due to annual merit increases and additional staff. Data processing fees decreased $91,000, or 13.8%, to $568,000 for the quarter ended June 30, 2022, compared to the first quarter of 2022, primarily due to lower core processing fees. Other expenses decreased $166,000, or 17.3% in the second quarter of 2022 compared to the prior quarter, and decreased $85,000, or 9.7%, compared to the same quarter of 2021. The decrease in other expenses in the second quarter of 2022 from the first quarter of 2022 primarily was due to decreased loan expenses, franchise tax expense and expenses related to employee professional development.

Income tax expense increased $265,000 during the three months ended June 30, 2022 compared to the quarter ended March 31, 2022, and increased $243,000 compared to the quarter ended June 30, 2021, due to a higher level of pre-tax income and a higher effective tax rate. The effective tax rate for the second quarter of 2022 was 20.2% compared to 17.0% in the first quarter of 2022, and 18.7% in the second quarter a year ago.
Balance Sheet Summary
Total assets increased $4.0 million, or 0.3%, to $1.3 billion at June 30, 2022 from December 31, 2021. The increase was primarily the result of a $59.0 million, or 7.1%, increase in loans and leases, net of allowance, to $891.9 million and a $9.4 million, or 86.9% increase in other assets to $20.2 million at June 30, 2022. These increases were partially offset by decreases of $55.8 million or 18.0% in investment securities, to $310.8 million and $8.6 million or 37.4% in cash and cash equivalents to $14.4 million at June 30, 2022.

The increase in loans and leases was attributable to an increase in commercial real estate loans, multi-family loans, and construction and development loans of $17.3 million, $14.0 million and $11.2 million, respectively. Commercial and industrial loans increased $6.7 million despite a decrease of $2.3 million in Paycheck Protection Program (“PPP”) loans resulting from loan forgiveness by the U.S. Small Business Administration (“SBA”). As of June 30, 2022, we had funded a total of 892 PPP loans totaling $103.1 million and the SBA had approved 870 loan forgiveness applications totaling $97.9 million. PPP loans totaled $3.7 million at June 30, 2022. Other assets increased primarily due to a $10.1 million increase in deferred tax assets due to the mark-to-market adjustment on the investment portfolio. The decrease in investment securities primarily was the result of reinvesting only a portion of normal recurring maturities and payments on securities and using the remainder to fund growth in the loan and lease portfolio.
Nonperforming loans and leases, consisting of nonaccrual loans and leases and accruing loans and leases more than 90 days past due, totaled $8.1 million or 0.89% of total loans and leases at June 30, 2022, compared to $8.0 million or 0.95% at December 31, 2021. Accruing loans past due more than 90 days totaled $2.1 million at June 30, 2022, compared to $1.8 million at December 31, 2021.
The allowance for loan and lease losses increased $273,000, or 2.3%, to $12.4 million at June 30, 2022 from $12.1 million at December 31, 2021. At June 30, 2022 the allowance for loan and lease losses totaled 1.37% of total loans and leases outstanding, compared to 1.43% at December 31, 2021. Net charge-offs during the first six months of 2022 were $127,000 compared to net charge-offs of $85,000 during the comparable period of 2021.

Management regularly analyzes conditions within its geographic markets and evaluates its loan and lease portfolio. The Company evaluated its exposure to potential loan and lease losses as of June 30, 2022, which evaluation included consideration of potential credit losses due to economic conditions driven by any lingering impact of the COVID-19 pandemic and the recent and dramatic rise in inflation and interest rates. Any lingering impact of the pandemic on the Company’s deposit and loan customers is still not fully known at this time. Credit metrics are being reviewed and stress testing is being performed on the loan portfolio on an ongoing basis. Potentially higher risk segments of the portfolio, such as hotels and restaurants, are being closely monitored.
Total deposits increased $48.2 million or 5.3% to $948.3 million at June 30, 2022, compared to December 31, 2021. The increase in deposits from December 31, 2021 primarily was due to an increase in brokered time deposits of $31.2 million and savings and money market accounts of $30.8 million, partially offset by a decrease in other time deposits of $21.7 million. Management attributes the shift in funds to customers anticipating potentially higher rates being paid on time deposits in 2022 in connection with the additional expected interest rate hikes by the Federal Reserve this year. Brokered time deposits totaled $153.0 million or 16.1% of total deposits at June 30, 2022. Noninterest-bearing demand deposits increased $5.5 million to $119.8 million at June 30, 2022 from December 31, 2021, and totaled 12.6% of total deposits at June 30, 2022.
Stockholders’ equity totaled $138.9 million at June 30, 2022, a decrease of $41.5 million or 23.0% from December 31, 2021. The decrease in stockholders’ equity from December 31, 2021 primarily was the result of a reduction in accumulated comprehensive income of $38.0 million due to a greater mark-to-market adjustment to the investment portfolio as a result of higher interest rates, the payment of $2.2 million in dividends to Company stockholders, and the repurchase of $9.0 million of Company common stock, partially offset by net income of $6.5 million.

During the quarter ended June 30, 2022, the Company repurchased a total of 461,891 shares of Company common stock at an average price of $16.18 per share. As of June 30, 2022, the Company had approximately 447,471 shares available for repurchase under its existing stock repurchase program. Subsequent to quarter end, the Company repurchased an additional 1,614 shares. The current repurchase program ended on July 7th.
About Richmond Mutual Bancorporation, Inc.
Richmond Mutual Bancorporation, Inc., headquartered in Richmond, Indiana, is the holding company for First Bank Richmond, a community-oriented financial institution offering traditional financial and trust services within its local communities through its eight locations in Richmond, Centerville, Cambridge City and Shelbyville, Indiana, its five locations in Sidney, Piqua and Troy, Ohio, and its loan production office in Columbus, Ohio.
FORWARD-LOOKING STATEMENTS:
This document and other filings by the Company with the Securities and Exchange Commission (the "SEC"), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company's plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties such as the extent and duration of the impact of the pandemic on public health, the U.S. and global economies, and on consumer and corporate customers, including economic activity, employment levels and market liquidity; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area;

changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors set forth in the Company's filings with the SEC.
The factors listed above could materially affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, keep in mind these risks and uncertainties. Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made. Refer to the Company's periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by any forward-looking statements.
Financial Highlights (unaudited)

	Three Months Ended			Six Months Ended
SELECTED OPERATIONS DATA:	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
(In thousands, except for per share amounts)

Interest income	$12,448	$11,942	$11,112	$24,390	$21,995
Interest expense	1,899	1,888	1,922	3,788	3,803
Net interest income	10,549	10,054	9,190	20,602	18,192

Provision for loan losses	200	200	530	400	930
Net interest income after provision	10,349	9,854	8,660	20,202	17,262
Noninterest income	1,176	1,116	1,640	2,292	3,168
Noninterest expense	7,158	7,334	6,879	14,491	13,857
Income before income tax expense	4,367	3,636	3,421	8,003	6,573
Income tax provision	882	618	640	1,500	1,229

Net income	$3,485	$3,018	$2,781	$6,503	$5,344

Shares outstanding	11,848	12,310	12,685	11,848	12,685
Average shares outstanding:
Basic	10,763	11,048	11,470	10,905	11,578
Diluted	11,125	11,474	11,730	11,300	11,791
Earnings per share:
Basic	$0.32	$0.27	$0.24	$0.60	$0.46
Diluted	$0.31	$0.26	$0.24	$0.58	$0.45

SELECTED FINANCIAL CONDITION DATA:	June 30, 2022	March 31, 2022	December 31, 2021
(In thousands, except for per share amounts)

Total assets	$1,271,640	$1,256,113	$1,267,640
Cash and cash equivalents	14,419	19,576	23,038
Investment securities	310,776	334,981	366,579
Loans and leases, net of allowance	891,877	849,987	832,846
Loans held for sale	1,120	583	558
Premises and equipment, net	14,010	14,146	14,347
Federal Home Loan Bank stock	9,781	9,781	9,992
Other assets	29,657	27,059	20,280
Deposits	948,333	909,495	900,175
Borrowings	177,000	182,000	180,000
Total stockholder’s equity	138,945	157,343	180,481

Book value (GAAP)	$138,945	$157,343	$180,481
Tangible book value (non-GAAP)	138,945	157,343	180,481
Book value per share (GAAP)	11.73	12.78	14.55
Tangible book value per share (non-GAAP)	11.73	12.78	14.55
The following table summarizes information relating to our loan and lease portfolio at the dates indicated:

(In thousands)	June 30, 2022	March 31, 2022	December 31, 2021

Commercial mortgage	$278,490	$257,755	$261,202
Commercial and industrial	106,427	96,609	99,682
Construction and development	104,832	102,123	93,678
Multi-family	121,424	116,439	107,421
Residential mortgage	135,486	135,155	134,155
Home equity	9,347	8,393	7,146
Direct financing leases	130,859	130,451	126,762
Consumer	18,229	16,130	15,905

Total loans and leases	$905,094	$863,055	$845,951

The following table summarizes information relating to our deposits at the dates indicated:

(In thousands)	June 30, 2022	March 31, 2022	December 31, 2021

Noninterest-bearing demand	$119,774	$113,662	$114,303
Interest-bearing demand	166,775	166,902	164,356
Savings and money market	284,740	275,173	253,957
Non-brokered time deposits	224,069	233,703	245,808
Brokered time deposits	152,975	120,055	121,751

Total deposits	$948,333	$909,495	$900,175

Average Balances, Interest and Average Yields/Cost. The following tables set forth for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin (otherwise known as net yield on interest-earning assets), and the ratio of average interest-earning assets to average interest-bearing liabilities. Average balances have been calculated using daily balances. Non-accruing loans have been included in the table as loans carrying a zero yield. Loan fees are included in interest income on loans and are not material.

	Three Months Ended June 30,
	2022			2021
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$875,801	$10,682	4.88%	$778,430	$9,857	5.07%
Securities	323,078	1,656	2.05%	313,327	1,185	1.51%
FHLB stock	9,781	78	3.19%	9,050	64	2.83%
Cash and cash equivalents and other	15,254	32	0.84%	22,839	6	0.11%
Total interest-earning assets	1,223,914	12,448	4.07%	1,123,646	11,112	3.96%

Interest-bearing liabilities:
Savings and money market accounts	296,224	388	0.52%	253,086	317	0.50%
Interest-bearing checking accounts	169,618	111	0.26%	152,596	88	0.23%
Certificate accounts	360,498	776	0.86%	270,497	816	1.21%
Borrowings	170,264	624	1.47%	173,077	701	1.62%
Total interest-bearing liabilities	996,604	1,899	0.76%	849,256	1,922	0.91%

Net interest income		$10,549			$9,190
Net earning assets	$227,310			$274,390

Net interest rate spread(1)			3.31%			3.05%

Net interest margin(2)			3.45%			3.27%

Average interest-earning assets to average interest-bearing liabilities	122.81%			132.31%
________________________________________________
(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	Six Months Ended June 30,
	2022			2021
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$862,940	$20,948	4.86%	$771,131	$19,724	5.12%
Securities	338,289	3,242	1.92%	287,190	2,125	1.48%
FHLB stock	9,844	161	3.27%	9,050	133	2.94%
Cash and cash equivalents and other	16,970	39	0.46%	27,193	13	0.10%
Total interest-earning assets	1,228,043	24,390	3.97%	1,094,564	21,995	4.02%

Interest-bearing liabilities:
Savings and money market accounts	280,313	725	0.52%	238,200	595	0.50%
Interest-bearing checking accounts	167,630	208	0.25%	147,555	169	0.23%
Certificate accounts	362,011	1,591	0.88%	259,694	1,644	1.27%
Borrowings	176,845	1,264	1.43%	171,547	1,395	1.63%
Total interest-bearing liabilities	986,799	3,788	0.77%	816,996	3,803	0.93%

Net interest income		$20,602			$18,192
Net earning assets	$241,244			$277,568

Net interest rate spread(1)			3.20%			3.09%

Net interest margin(2)			3.36%			3.32%

Average interest-earning assets to average interest-bearing liabilities	124.45%			133.97%

________________________________________________
(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	At and for the Three Months Ended
Selected Financial Ratios and Other Data:	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Performance ratios:
Return on average assets (annualized)	1.10%	0.96%	0.87%	1.02%	0.96%
Return on average equity (annualized)	9.41%	7.15%	6.06%	6.83%	5.98%
Yield on interest-earning assets	4.07%	3.88%	3.94%	4.08%	3.96%
Rate paid on interest-bearing liabilities	0.76%	0.77%	0.82%	0.87%	0.91%
Average interest rate spread	3.31%	3.11%	3.12%	3.21%	3.05%
Net interest margin (annualized)(1)	3.45%	3.26%	3.31%	3.42%	3.27%
Operating expense to average total assets (annualized)	2.27%	2.32%	2.55%	2.26%	2.36%
Efficiency ratio(2)	61.05%	65.66%	70.99%	61.74%	63.74%
Average interest-earning assets to average interest-bearing liabilities	122.81%	126.10%	129.42%	130.45%	132.31%
Asset quality ratios:
Non-performing assets to total assets(3)	0.64%	0.64%	0.64%	0.69%	0.65%
Non-performing loans and leases to total gross loans and leases(4)	0.89%	0.92%	0.95%	1.05%	0.97%
Allowance for loan and lease losses to non-performing loans and leases(4)	153.32%	154.91%	150.76%	139.23%	147.62%
Allowance for loan and lease losses to total loans and leases	1.37%	1.43%	1.43%	1.47%	1.43%
Net (recoveries) charge-offs (annualized) to average outstanding loans and leases during the period	0.06%	—%	(0.13)%	0.04%	0.03%
Capital ratios:
Equity to total assets at end of period	10.93%	12.53%	14.27%	14.51%	15.36%
Average equity to average assets	11.72%	13.39%	14.39%	14.93%	15.97%
Common equity tier 1 capital (to risk weighted assets)(5)	15.55%	15.62%	16.02%	16.38%	17.81%
Tier 1 leverage (core) capital (to adjusted tangible assets)(5)	12.74%	12.64%	12.53%	12.76%	13.68%
Tier 1 risk-based capital (to risk weighted assets)(5)	15.55%	15.62%	16.02%	16.38%	17.81%
Total risk-based capital (to risk weighted assets)(5)	16.72%	16.81%	17.25%	17.63%	19.06%
Other data:
Number of full-service offices	12	12	12	12	12
Full-time equivalent employees	177	177	173	175	178
(1)Net interest income divided by average interest-earning assets.
(2)Total noninterest expenses as a percentage of net interest income and total noninterest income, excluding net securities transactions.
(3)Non-performing assets consist of nonaccrual loans and leases, accruing loans and leases more than 90 days past due and foreclosed assets.
(4)Non-performing loans and leases consist of nonaccrual loans and leases and accruing loans and leases more than 90 days past due.
(5)Capital ratios are for First Bank Richmond.

Contacts
Richmond Mutual Bancorporation, Inc.
Garry D. Kleer, Chairman, President and Chief Executive Officer
Donald A. Benziger, Exec. VP/Chief Financial Officer
(765) 962-2581